Exhibit 5.1

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

February 9, 2004

Von Hoffmann Corporation
1000 Camera Avenue
St. Louis, Missouri 63126

Ladies and Gentlemen:

        We have acted as counsel to Von Hoffmann Holdings Inc., a Delaware corporation ("Holdings"), and Von Hoffmann Corporation, a Delaware corporation ("Von Hoffmann," and together with Holdings, the "Issuers") in connection with the preparation and filing with the Securities and Exchange Commission of the Issuers' Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $60,000,000 aggregate principal amount of Von Hoffmann's 10 1/4% Senior Notes due 2009 (the "Notes") and the accompanying guarantees (the "Guarantees").

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following: (i) the Registration Statement; (ii) the Indenture (the "Indenture"), dated March 26, 2002 among Von Hoffmann, the Guarantors party thereto (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee"), pursuant to which the Notes will be issued, and the form of the Note attached as an exhibit to the Indenture; and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Holdings, Von Hoffmann and the Guarantors. We have also assumed (i) the valid existence of The Lehigh Press, Inc. (the "Lehigh Press"), a Pennsylvania corporation and a Guarantor of the Notes, (ii) that Lehigh Press has the requisite corporate power and authority to enter into and perform its obligation under its respective Guarantee and (iii) the due authorization, execution and delivery of such Guarantee by Lehigh Press.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1.     The Notes have been duly authorized by Von Hoffmann, and, when duly executed on behalf of Von Hoffmann, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of Von Hoffmann, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Von Hoffmann Corporation
February 9, 2004

          2.     The Guarantees have been duly authorized by all necessary corporate action on the part of the Guarantors, and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinions herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus that is part of the Registration Statement.

                      Very truly yours,

                      /s/ Weil, Gotshal & Manges LLP